Exhibit 99.2

DANKA INVESTOR RELATIONS

4TH QUARTER FINANCIAL RESULTS

A. Leader, Mark Wolfinger

ID #467251

05/22/03

Date of Transcription: May 23, 2003

Renita:

Good morning. My name is Renita, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Danka 4th Quarter and Fiscal Year-End Financial Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press *1 on your telephone keypad. If you like to withdraw your question, press #. Thank you. I’ll now turn the call over to Mr. Mark Wolfinger, Chief Financial Officer of Danka. Sir, you may begin your conference.

Mark Wolfinger:

Thank you very much, operator, and good morning and welcome to Danka’s quarterly and year-end conference call for the quarter ending March 31, 2003. As introduced, I am Mark Wolfinger, the Company’s Chief Financial Officer. The format of this call will include an overview by Danka’s Chairman and CEO, Lang Lowery{phonetic}. I will introduce Lang after I discuss the Company’s financial results. We will also be joined this morning by Gene Hatcher, Danka’s Chief Information Officer, and several members of our operating management team. At the end of the presentations of the call, Lang and I will be available for questions.

Before I discuss the Company’s financial performance, I would like to say a few words on forward-looking statements. Certain statements made in this call, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of management plans or objectives, forecasts of market trends, and other matters are forward-looking statements and contain information relating to us that is based on the beliefs of our management, as well as assumptions made by and information currently available to our management. For the forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements provided for in the Private Securities Litigation Reform Act of 1995. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. We undertake no obligation to, and do not intend to, update

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these forward-looking statements to reflect events or circumstances that arise after such statements are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future results, nor do we endorse any projection regarding future performance which may be made by others outside our Company. And, as a final note, all non-GAAP financial information referenced in this call is reconciled in tables contained in our press release.

An audio recording of this call will be available approximately two hours after its completion. To access the replay of the call, U.S. and Canadian callers may dial 1 (800) 642-1687. International callers may dial (706) 645-9291. You must also enter conference ID #467251. This playback will be available through Friday, May 30, until 5:00 p.m. Eastern time.

Now let me turn to the Company’s financial results. Total revenues from continuing operations were $356 million in the fourth quarter, a sequential increase of 0.8% but a decline of 4.2% from the $371.6 million posted in the year-ago quarter. The decline from the prior fourth quarter in total revenues was offset partially by a $23.9 million favorable foreign currency benefit. Retail equipment and related revenues were $126.8 million in the fourth quarter and reflected a 4.1% increase sequentially, but decreased by approximately $3 million, or 2.4%, from the year-ago fourth quarter. This decline was primarily due to reduced revenues in our international business, while our U.S. and European retail equipment and related revenues were relatively flat compared to the prior year. This was partially offset by a $7.7 million favorable foreign currency benefit. Overall, we continue to be affected by under-performing non-U.S. business units, competitive economic and market conditions, technology convergence, and a global slowdown in capital spending and the Company’s focus on higher margin sales.

Retail service supply and rental revenues were $206.1 million in the fourth quarter and reflected a 1.5% decrease sequentially and a 6.8% decrease from the year-ago fourth quarter. This decline was due to continuing industry-wide conversion from analog to digital equipment. Total fourth quarter revenues in the U.S. declined by 8.3%, or $16.9 million, to $187.1 million from $204.1 million in the prior year fourth quarter. This was due to a $16.8 million decline in retail service supply and rental revenues to $113.6 million from $130.4 million in the prior year fourth quarter. We are encouraged that U.S. equipment and related revenues of $73.6 million were flat to the prior year fourth quarter. This represents the first time in three years the U.S. is showing year over year

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stabilization for the fourth quarter in this revenue category.

Total revenue in Europe in the fourth quarter increased by 4.4%, or $6 million, to $141 million from $135 million in the prior year fourth quarter primarily due to $23.4 million of favorable foreign currency movement. Excluding the impact of the foreign currency benefits, total European revenues declined by $17.4 million or approximately 11%. European direct equipment and related revenues declined by $7.8 million. This excludes the impact of favorable foreign currency adjustments of $7 million, or 15.4%, to $42.9 million. European retail service, supplies, and rentals declined by $8.1 million, or 9.8%, to $74.9 million. European wholesale revenues declined by $1.6 million, or 6.5%, to $23.1 million over the prior year fourth quarter.

Total revenues in international declined by 14.3%, or $4.7 million, to $27.9 million from $32.6 million in the prior-year fourth quarter. International retail service, supplies, and rentals declined by 12.1%, or $2.4 million, to $17.6 million from $20 million in the previous year fourth quarter. International equipment and related revenues declined by 17.8% to $10.3 million from $12.5 million in the previous fourth quarter.

Turning to gross margins, overall gross margins were 37.7% and remained relatively constant from the prior year’s same quarter. Total U.S. margins improved to 43.6% from 42.8% in the prior year fourth quarter primarily due to the significant improvement in equipment margins which increased to 40.3% from 36% in the prior year fourth quarter. This was due to the Company’s continued focus on higher margin sales and represents the highest gross margin percent in the last five years. Our total European margins improved to 31.2% from 30.6% in the prior year fourth quarter. European service and supply margins increased to 32.8%—this excludes the wholesale business—from 31.2% in the prior year fourth quarter, and equipment margins—once again, excluding the wholesale business—declined to 33.5% from 35.7% in the prior year. Europe initiated a new sales compensation program beginning in fiscal year 2004 designed to emphasize higher equipment margin revenues. International total margins declined to 30.6% from 34.3% in the prior year fourth quarter primarily due to margin declines in our Latin American business.

In the fourth quarter, Danka’s operating earnings from continuing operations were $7.8 million, an improvement of $10.7 million from the $2.9 million loss in the prior year fourth quarter. Losses from continuing operations before extraordinary items were $1.1 million compared to earnings of $4.6 million in the prior year

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quarter. This translates to a loss per share of $0.09 compared to an earnings of $0.02 in the fourth quarter last year after considering the dilutive effect of dividends and accretion on participation shares. This also assumes the impact of not amortizing goodwill last year in accordance with SFAS 142.

SG&A expenses in the fourth quarter declined by $10 million, or 7.3%, to $127.2 million compared to $137.2 million in prior year quarter. In the current quarter, the decrease in SG&A was the result of our reduced staffing and lower depreciation costs that were offset in part by increased bad debt expense versus the prior year and expenses related to the Company’s Vision 21 engineering initiative. Total fourth quarter bad debt expense of $6.8 million, or 1.9% of total revenues, increased by $2.3 million from the prior year fourth quarter but decreased by $1.2 million on a sequential basis. U.S. bad debt expense in the fourth quarter was $5.8 million and totaled $17.3 million for the year. Although the U.S. bad debt expense declined by nearly $2 million from the prior quarter, it remains unacceptably high in the U.S. The design of Vision 21 plus other new business systems and policies being implemented this year are planned to address this issue. We are also putting more focus on this problem with additional staff resources, including management, customer database cleanup, and additional actions for improving the meter read process. We’ve established tighter refund and credit policies and are reorganizing U.S. accounts receivable to ensure better alignment with the U.S. field organization.

Now turning to our annual results for fiscal 2003. For the full year ending March 31, Danka’s operating earnings from continuing operations were $44.9 million compared to $9.3 million last fiscal year. Earnings from continuing operations before extraordinary items were $9.7 million compared to a loss of $9.9 million last fiscal year. After allowing for the dilutive effect of dividends and accretion on participating shares, the Company recorded a $0.13 loss in the current 12-month period for both basic and diluted earnings per ADS from continuing operations before extraordinary items. This compares to a loss of $0.35 per basic and diluted share in the prior year, assuming the impact, once again, of not amortizing goodwill in accordance with SFAS 142. Total annual revenues from continuing operations were $1.4 billion compared to $1.6 billion posted in fiscal year 2002. Overall gross margins were 37.4% in the current year compared to 35.4% last fiscal year. Annual SG&A expenses in the current year were $484.9 million, or 34.6% of revenues, compared to $531.3 million, or 34.2% of revenues, last fiscal year.

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We had another good year on cash generation and total debt improvement. Free cash flow, which is defined as cash flow from operations less net CapEx, was $107.1 million, an increase of $1.2 million from the prior year. Over the last two fiscal years, Danka has generated approximately $213 million in free cash flow. We reduced our total gross debt by $71.6 million, or 23.5%, to $232.9 million from $304.5 million as of March 31, 2002. Danka’s total net debt when netting balance sheet cash with gross debt showed a decline from $245 million last year to $145.9 million, or a 40% reduction. This progress is reflected in our total leverage ratio improving to 2.2:1 from 2.8:1 at the beginning of the fiscal year. The Company’s cash balance increased to $87 million at the end of the year from $59.5 million last year, including $5.5 million of restricted cash from the sale of our Toshiba Netherlands business, which is include in other assets on our balance sheet.

Although we spent approximately $12 million on capital expenditures for our U.S. Vision 21 Oracle project during the year, our total capital spending for rental equipment and property plant and equipment declined by $2 million from last fiscal year. You will be receiving a detailed update from Gene Hatcher, our Chief Information Officer, on the Vision 21 Oracle project.

The Company’s liquidity level, defined as cash plus bank revolver availability, was approximately $147 million at the end of the year and was at its highest level in the last two years. We continue to build cash through our focus on deleveraging the balance sheet and maximizing our liquidity. We believe that maintaining the flexibility which comes with increased liquidity is important as we actively explore various opportunities to refinance our debt and endeavor to increase our operating flexibility.

At this point, I would like to introduce Lang Lowery, Danka’s Chairman and CEO.

Lang Lowery:

Thank you, Mark, and good morning to everyone on the call. I want to spend just a few moments reviewing our progress in the fourth quarter and the recently completed fiscal year. When looking at Danka, it’s important to remember that, unlike most of our competitors, much of our business is still analog based. That’s primarily the result of our large Kodak acquisition several years ago. But we are making progress in transitioning our business to digital, as you’ll hear during the call, and when I look at the key performance indicators that we use to measure our business, I see a lot of positive trends.

First with respect to highlights, there were a number of highlights

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in the quarter and the year and I want to mention a few of them. First with regard to working capital, we had another good performance, as evidenced by reductions in DSOs from 63 to 58 days and improvements in inventory turns from 5.1 to 5.6 on a Company-wide basis. While working capital opportunities around inventory are diminishing, we still have significant opportunities to improve accounts receivable worldwide. Our U.S. operating group recorded another quarter of growth in the retail, equipment, and related sales segment, which includes office imaging systems as well as related software and professional services. Equally important, gross margins improved to 40.3% in the fourth quarter, the highest it’s been in five years. This improvement has been driven in part by our transition to a higher level customer value proposition, including selling equipment as part of a comprehensive Danka desktop document output solution, which as you know is targeted at driving our customers’ productivity and lowering their overall costs. These equipment sales helped drive the portion of our U.S. installed base that’s digital to approximately 43% in the fourth quarter, a gain of 400 basis points from the third quarter. Of course, we expect that this will help our annuity service revenue streams down the road.

The U.S. also continues to improve its sales productivity. For the first time, we saw measurable productivity gains in the fourth quarter in the general line sales force, which consists of field-based sales reps not assigned to targeted enterprise and/or national accounts. Overall, U.S. sales productivity is up almost 100% in the last two years.

For our European Group, the biggest highlight was strong cash generation again in the fourth quarter. This was driven by the disposition of our non-strategic Toshiba wholesale business in the Netherlands, improvements in working capital requirements, and increased cash from operations. Also the portion of our installed base of equipment in Europe that’s digital reached 50% in the fourth quarter. Again, we believe reaching this crossover point is one of the most important factors to our service revenues going forward.

Although our International Group has struggled recently, we recently recruited Mike Popielec from GE in the fourth quarter as the group’s new President and Chief Operating Officer, and you’ll get to hear from Mike shortly. Mike’s appointment, along with other new management hires in recent months, puts us in a better position to solve the challenges in this business and also take advantage of the opportunities that exist. In addition, despite disappointing revenues and operating profits in the quarter and the

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year, the International Group still generated approximately $7 million in positive cash flow by successfully deleveraging the balance sheet. From a Company-wide perspective, strong cash generation in the fourth quarter enabled us to cap a very good year of debt reduction. As Mark discussed, during the year we reduced total gross debt by $71 million, or 23.5%, and total net debt by almost $100 million, or 40%.

One final highlight in the fourth quarter was the resolution of all outstanding issues with Oracle over the implementation of our new U.S. business system and a firm mutual understanding of the work that must be performed to complete the implementation. Although the resolution will increase over all project costs, it will deliver additional functionality and greater cost savings in the future. This has also enabled us to accelerate development in recent weeks. The schedule is very tight, but we still hope to complete the U.S. rollout by late summer or early fall.

Now the lowlights—first with regard to working capital. As I said, our opportunities around inventory are diminishing, but we still have significant opportunities to improve accounts receivable worldwide. Much of this is in the U.S. as we see the benefits of Vision 21 later in FY04. The Oracle project which is part of our Vision 21 re-engineering initiative is also on my list of lowlights for the quarter and the year. It’s both late by about 12 months and it’s costing us 50% more than originally expected. As Gene Hatcher, our CIO, will discuss in detail in a moment, delays in cost overruns have significantly hurt our U.S. SG&A both in terms of higher expenses and postponed savings and much needed new business systems and control. Our Vision 21 initiative is just one reason that our U.S. SG&A expenses are disappointment and too high relative to our business model.

In addition to Vision 21, strategically we’re investing in strengthening our value proposition. This includes developing our growth initiatives and providing new go-to-market strategies and establishing a training curriculum for our sales force, all of which comes at a significant investment in terms of both time and expense. Moreover, we have also challenges in our facility expenses and employee related areas. In addition, our spending controls are still not robust enough. For example, in the U.S. we’re just now centralizing non-inventory purchasing. And many of these cost issues apply not only to our operations in the U.S. but outside of the U.S. as well. It’s important to note, however, that while SG&A remains a lowlight, it also represents a significant opportunity because we’re taking steps to implement better management control over spending and have become more

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efficient. Our aim is to ultimately reduce SG&A to at or below 30%.

Another lowlight is U.S. technical services. Although we felt the brunt of the analog-to-digital transition in this organization, we haven’t done a good job managing the environment we’re operating in. Among other things, we’re not implementing our new technical services programs as rapidly and aggressively as we need to, but we’re hopeful that our new EDP for U.S. technical services, Manos Maneyas, who reports to Todd Mavis and who has been here about four months now, can stabilize this business during this fiscal year.

As I said earlier, we were generally surprised and disappointed by our international—or just to remind everyone, the Canada/Latin America/Asia-Pacific business. We were disappointed by our international financial results this year, but are particularly unhappy with our Canadian operations. The negative EBITDA impact from year to year was approximately $11 million. While the expectations of management are rising, Canada remains a concern and major focus for us.

Finally, our European revenue performance in the fourth quarter and in the year, when reviewed apart from some help from foreign exchange rates, did not perform to expectations, although it has been hurt by the especially weak economy in much of Europe. Results were negatively impacted by this group being slow due to the lack of rollout of our growth initiatives there, and we have failed to adopt strategically linked compensation plans.

Those are the lowlights. With that, I would like to turn over the call to Gene Hatcher, Danka’s CIO, to provide a detailed update on our Vision 21 initiative, including Oracle.

Gene Hatcher:

Good morning and thank you, Lang. Today I will provide you with an update on the U.S. Vision 21 systems and re-engineering initiative which includes the adoption of Oracle’s 11(i) e-business suite in terms of time, functionality, and cost.

First, Oracle is currently deployed to approximately 35% of the U.S. operation and further geographic deployments have been deferred pending completion of certain defined enhancements that will provide full functionality required for the re-engineering of Danka’s core business processes. Danka IT and Oracle are aggressively implementing new functionality on a weekly basis in areas already using the Oracle 11(i) e-business suite. This approach will endeavor to ensure that the new system will achieve

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full functionality in existing Oracle regions and full rollout to the remainder of the U.S., which is expected late summer/early fall. More than 55% of the planned projects are already complete, and the current project plan calls for the final enhancements to be complete and in production in the existing Oracle regions by early summer. We’re upgrading the system’s full business cycle functionality beginning with the sales process through the supply chain, customer management, and finally annuity revenue management. In addition to functionality, we are particularly focused on ensuring that the system contains adequate internal controls to support our re-engineered systems and processes.

Some examples of new functionality include a new quote entry process; deployment of Oracle’s portal technology which allows sales to access the e-business suite and provides up-to-date order status reporting; demand planning for equipment, consumables, and spare parts; inventory management; and advanced field engineer scheduling and dispatching. All of the enhancement are designed to improve our customer satisfaction levels and upgrade our inadequate Legacy systems while reducing general and administrative costs and aggressively establishing new process and control improvement throughout the U.S. operation.

We are now beginning to experience benefits in our back office operation from recent Vision 21 improvements, including our extensive data cleansing efforts. For example, we have enhanced our ability to obtain better quality meter reads, resulting in improved billing quality and utilizing the systems features of both CRM and simulation technology. Moreover, new procedures are being deployed that improve invoice quality much earlier in the billing process. These are major accomplishments in our goal to deliver a world class customer experience.

Moving forward, as we prepare for the next geographic deployment, our internal teams are continuing their arduous data cleansing efforts, as well as the implementation of Oracle’s trading community architecture. That will give us the capability to view our customer base from different points of view, such as the one account to many accounts relationship, customer type, interaccount relationships, and billing and shipping relationships.

Ernst & Young, Phoenix Advantage, and other external resources remain engaged with the Vision 21 teams to ensure best business practice and controls in the newly deployed business processes and systems. Additionally, detailed internal user surveys are conducted to ensure that all system gaps have been identified and are being effectively addressed by the new functionality released weekly.

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Let me make a few comments regarding our relationship with Oracle. First, both Danka and Oracle continue to be committed to our successful deployment of the complete 11(i) e-business suite, and a full complement of on-site dedicated resources from Oracle are assisting daily with the implementation and addressing achieving full functionality. While we have made real progress in the last quarter, much work remains to be done. Implementing Vision 21, including Oracle, and running it while maintaining two Legacy systems, continues to drive higher than usual general and administrative expenses and not only delays the realization of projected savings, but increases costs in the interim. Reclassified project-to-date spending on the IT and re-engineering items through the fourth quarter we have spent approximately $35.9 million, of which $30.4 million was capital and $5.5 million was operating expense. In the fourth quarter just ended, we spent $5.8 million, of which $0.6 million was expensed and $5.2 million was capital. For FY03, those numbers would be a total of $16.5 million, including approximately $12 million of capital.

We now estimate that the total IT and re-engineering cost to complete the Phase I U.S. implementation will be approximately $50 million and, in the interest of being prudent, given that this is the second time we have revised the estimate, we will establish an additional $5 million contingency. This contingency represents about 42% of the projected remaining spend to give us some room for any unexpected costs. By the way, this new estimate compares to $45 million discussed in the previous quarter. In the first half of FY04, we expect to spend approximately $14 million on IT and re-engineering expenses, which brings us into the proximity of the $50 million estimate. Of course, there is always the chance that we may spend more, and this is why we established the contingency.

As you are aware, a project of this scope also has non-IT related costs and issues associated with preparing the Company for a transition to new systems and processes. These U.S. ancillary expenses include additional staffing needed for managing multiple systems and information sources, integrating sales automation, coordinating business operating requirements, training, acceptance testing, data cleansing, business unit project coordination, and communications. These U.S. ancillary capitalized costs and expenses represented $8.2 million since the project’s inception and about $7.2 million in our FY03 spending, of which $0.1 million was capitalized and $1.5 million was expensed in the fourth quarter. We still expect to incur significant spending on ancillary expenses relating to the re-engineering project in the first half of FY04. We estimate these expenses to be up to $2 million. Once we’re deployed, based on our current schedule, these costs will be

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eliminated and we will start to enjoy some of the expected savings late in FY04. But probably more significantly with this deployment, we will stop all this ancillary spending.

In summary, we’re making progress with the project and we remain focused on completing full functionality implementation to the existing converted regions and resuming our geographic Oracle rollout in the summer. Now I will turn the call over to our U.S. Group President, Todd Mavis.

Todd Mavis:

Thanks, Gene. Keeping with the tradition of the past, I’d like to spend a few minutes reviewing the U.S. Group’s Q4 performance in the context of the good and the bad. Additionally, I will also make a few year-end comparisons so that you may have a better sense of the U.S.’s performance not only for the quarter but also for the fiscal year just completed.

On the good side, I’m pleased to report that for Q4, we had sequential hardware revenue growth for the third quarter in a row. Our hardware revenues were up 6.1% over Q3. When compared to the prior year’s performance, our fourth quarter hardware revenues were basically flat. For the fiscal year just completed, when we remove a one-time hardware transaction from Q3 of FY02, our hardware segment revenues declined by 6.5%. Comparatively speaking, our FY03 hardware revenue decline is the lowest that it has been in the past two years.

Equally encouraging was the fact that we, for the first time in many quarters, received a balanced performance from all selling divisions. As I had mentioned in the last two analyst calls, our Enterprise Account Division was the organization that was fueling most of our sequential growth. While I’m pleased to say that they had yet another very strong quarter, we also experienced improved performances from our National Accounts Group and our General Line Field Sales Organization. This balanced performance, coupled with our strong March finish, supported a year over year increase in both revenue and gross margin productivity. As you know, increasing productivity in these two areas was a major initiative for us this past year.

Also encouraging was the fact that our growth initiatives, specifically Danka @ the Desktop, professional services, and multi-vendor services, all had sequential growth and, in fact, I’m pleased to report that professional services and Danka @ the Desktop contributed revenues of $13.5 million to our overall FY03 hardware performance. This contrasts quite favorably to the $2.4 million of revenues we experienced from these same initiatives in

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the prior year.

Also noteworthy is the continued progress being made with our MVS initiative. Under the leadership of recently-recruited Paul Gange{phonetic}, the MVS Division recorded their second win of a million dollar service contract and in fact in Q4, MVS bookings surpassed the combined bookings from the three previous quarters. It appears that, like our other growth initiatives, MVS is resonating in the marketplace.

To further support these strategies, we are committing more resources to strengthen our product management and development organizations. At this time, I’d like to welcome Paul Gange to the call. As the U.S. executive responsible for product management and development, Paul will provide you with his thoughts on what needs to be done to support and accelerate these opportunities. Paul?

Paul Gange:

Thanks, Todd. This is my first analyst call with Danka, and it’s a pleasure to join you this morning to briefly discuss developments in our U.S. growth initiatives, professional services, multi-vendor services, and Danka @ the Desktop.

As Todd mentioned in last quarter’s conference call, I joined Danka approximately five months ago to develop an integrated strategy and specific programs to grow the multi-vendor services business. More recently, I’ve been asked to drive our overall product management and development organization, which encompasses our entire suite of products and services, including our growth initiatives. I’ll spend just a few minutes with you today to update you on the progress of these growth initiatives.

The least mature of our growth initiatives is MVS, which we really just incubated in our Technical Services Group for most of FY03. This business is an exciting opportunity for us because it draws on one of the Company’s core capabilities—our highly-rated technical services business—and because it enables us to provide our customers with a high value solution, single-source technical support for all of their document output devices and related computers, peripherals, and network components. Since joining the team, I’ve focused on three primary areas in the MVS strategy to move it from incubation to a viable enterprise.

First, we’ve engaged in an aggressive training and recruiting program to ensure that we have a robust and capable staff of both sales and back office personnel to achieve success with this initiative. This effort has resulted in the acquisition of 11 new

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sales representatives, product managers, and project managers in the past 90 days and the development of a wide array of sales training and promotional materials.

Second, we have focused on repositioning the MVS product line. In support of this effort, we have renamed and rebranded the MVS product line under the label Tech Source and have articulated a broad list of multi-vendor, multi-product services which we will offer. To ensure our ability to deliver these services, we have engaged in extensive national training programs for our U.S. technical services engineers and have secured third party relationships with a number of independent service organizations. The results of these training programs and our partner-focused strategic framework is that we have now filled in the gaps in our in-house knowledge and expertise, enabling us to realize strengthened relationships with our customers for whom we are now able to provide comprehensive IT infrastructure support.

Third, we’ve continued to focus on our selling activity and have secured wins in both the major markets with companies including Northwest Airlines and, more recently, a large win with MCI, as well as with many smaller opportunities. We continue to build our pipeline in the sales organization and have developed compensation plans and quotas across our entire U.S. sales organization in support of the Tech Source multi-vendor services initiative. Our incubation of the Tech Source initiative in FY03 resulted in approximately a million dollar loss. Our plans in FY04 call for rapid expansion in revenue growth which will result in a continued loss in the first half of the year, but which will return a full year of breakeven performance. We are confident that our focus on this business will enable Danka to move this to a profit contributing entity in FY05.

Alongside our U.S. Tech Source initiative, we continue to focus on our Danka @ the Desktop software strategy. Under the leadership of Mike Howard, the Danka @ the Desktop software business has taken hold in the market, returning its first million dollar month in March. We continue to work closely with our technology partners to develop applications which provide unique value and which continue to progress our financial results.

Also under the direction of Mike Howard, Danka’s Professional Services team has undergone a transformation in the past fiscal year, moving from a profit dragging cost center in FY02 to a profitable enterprise in the fourth quarter of FY03. It should be noted that our Danka @ the Desktop and Professional Services businesses are positively contributing to the hardware revenue

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segment.

Finally, to more rapidly accomplish our objectives in these key initiatives, our strategy also includes plans to acquire small, profitable companies operating in these sectors. By doing so, we will extend our in-house technical expertise beyond our current capability, obtain an existing stream of revenue and a customer base, and reposition Danka into the broader professional services, technology, and outsourced technical services arenas.

In summary, FY04 will see a continuation of the developments we’ve made in our growth initiatives and position Danka to gain long-term benefits from their contribution. With that, I’ll now turn it back over to Todd.

Todd Mavis:

Great. Thank you, Paul. With respect to other U.S. revenues, you should know that our service annuity revenues for the quarter were down quarter over quarter by 2.5%, and year over year they were down 12.4%. This quarterly revenue decline was in line with our expectations and supports our belief that the U.S. performance continues to stabilize. With the recent addition of Manos Maneyas, our EVP of Technical Services, I am encouraged by the immediate impact he has had with a number of our larger service opportunities. His experience in broad-based experiences acquired while at IBM Global Services will only accelerate many of the stabilization programs initiated by Mike Hawkins who was hired in April.

Before we move for discussion on margins, I would also like to highlight that the Q3 mix of our installed base moved form a ratio of 61% analog and 39% digital to 57% analog and 43% digital in Q4. This quarterly improvement was in line with our expectations and represents and increase from 13% digital to 43% digital in the past 36 months.

Moving from revenues to margins, I am pleased to report that our hardware gross margins were 40.3% for the quarter. This represents a 430 basis point improvement over the previous quarter and an increase of 430 basis points versus the same time last year. Noteworthy is the fact that despite a decrease in the positive margin impact from the residual trust of a prior leasing business, our hardware gross margins in the U.S. were the highest they have been for the past five years. The strong hardware margin performance was supported by strength in our transactional business and the growing influence of Danka @ the Desktop and Professional Services. Also contributing to our margin performance were benefits received from the manufacturers for

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achieving certain volume thresholds, and an additional benefit was received from Toshiba by surpassing our stretched{phonetic} sales target.

Our annuity margins in the U.S. for the fourth quarter were 45.5%. Our fourth quarter performance was down 120 basis points year over year and reflects our continued de-focus on rentals and a decline in MIFs{phonetic} in our lower segment. You will recall from previous analyst calls that our go-to-market strategy has not been focused on these lower-end segments. Overall fourth quarter gross margins in the U.S. were 43.5%. This represents a 70 basis point improvement from the same time last year.

Progress was not only made on the revenue and margin fronts, but it was also made with our stated goals of strengthening the U.S. management team. I am pleased to announce that Wayne Frahn our Executive Vice President of Sales, hired Bob Ferlin{phonetic} as Divisional Sales Vice President of the Midatlantic Division and Rod Denver as Division Sales Vice President of the Midsouth Division. Both Bob and Rod join Danka with extensive industry experience, and they have both demonstrated success in turning under-performing regions around.

While much progress was made on a number of fronts this quarter, we still face many challenges. Improving our back office operations and rolling out the full functionality of Vision 21 still demands a significant portion of management’s attention. Delayed progress in these two areas has slowed our ability to significantly address our disappointing SG&A performance. SG&A in the U.S. was $73.9 million, or 39.5% of total revenues. When compared to the same time last year, our SG&A cost came down by approximately $12.1 million. Despite this expense reduction, our expenses are still too high for this level of business.

Another step we are taking to assist on the expense front is the consolidation of our St. Petersburg campus. In the July/August time frame, we will be moving into our new U.S. headquarters. This move will not only save us money, but it will also bring our employees physically together for the first time by allowing us to consolidate from numerous office buildings down to one. This will allow us to better organize around our customer initiatives which should ultimately assist us in improving overall customer satisfaction.

As Mark mentioned, our bad debt for the quarter was approximately $6 million and down approximately $2 million from Q3. As we go forward, we see bad debt declining further from

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these levels. Behind this belief is the knowledge of specific actions that have been put in place to address these challenges, which we feel will result in achieving bad debt percentages that are consistent with industry averages. Other factors contributing to our SG&A results are our excess real estate position and the additional costs associated with rolling out Vision 21 throughout the many facets of our business. Moving forward, I am optimistic that we will be fully deployed with our enterprise-wide solutions by late summer/early fall, and, as Gene indicated, once fully deployed, Vision 21 Oracle will facilitate our ability to address many aspects of Danka’s U.S. cost structure including bad debt.

As we bring closure to the quarter and to the fiscal year, we remain encouraged by the progress our growth initiatives have experienced this year. We feel our go-to-market strategy continues to gain traction, as evidenced by the sales productivity increases in hardware revenue, as well as margin productivity increases. Our most significant challenges for the new fiscal year are in many respects a continuation of the focus from the fiscal year just completed. As discussed, the re-engineering of the U.S. operation through Vision 21, stabilizing our annuity business, reducing our SG&A costs, and increasing customer satisfaction remain the driving influences for the U.S. operation.

Now let me turn it over to our new colleague, Mr. Mike Popielec.

Mike Popielec:

Good morning. My name is Mike Popielec, and I was appointed last month as the President and CEO of the International Group at Danka. This group represents about 9% of Danka’s total revenues. To date, I have had the opportunity to visit several of our country teams, and I am here today to share with you our sequential results for the fourth quarter.

The fourth quarter continued to be a repositioning quarter for the International Group, setting in place a stable financial condition for the coming year. We focused on making sure our processes were right, our balance sheets were strong, and our people were energized. During the quarter, revenue did drop by 6% from a traditionally strong third quarter, while margins remained flat. Operating expenses were up slightly due to some final year-end charges, resulting in a net operating loss for the quarter of $2.4 million. This accumulates to a disappointing operating loss of $12.5 million for the year, even though the International Group did generate $6.7 million of positive cash flow for the year.

In terms of specific geographies, our Canada operations experienced a loss in EBITDA of $488,000 in the fourth quarter

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versus a positive third quarter EBITDA of $396,000. I’d note that in the first and second quarters, Canada had reported losses in EBITDA of $2.06 million and $6.37 million, respectively, which totals to a loss in EBITDA of $8.52 million for the year. Progress is being made, yet Canada still represents our largest concern in the international portfolio.

Our revenue in Canada dropped across virtually all segments, with fourth quarter sales and hardware at $4.4 million versus $4.6 million in the third quarter. This decline was primarily driven by continued focus on higher margin segments. Service and rental revenues also declined, with supply revenue remaining flat. Overall, Canada’s operating gross margins stayed roughly flat after one-time adjustments, yet hardware margins did increase slightly from 23.9% in the third quarter to 24.2% in the fourth quarter. Service margins in Canada decreased in the fourth quarter from 40.8% to 32.7% as a result of service revenue decline and increased parts usage. And, finally, supply margins were lower in the fourth quarter due to the disposition of excess parts supply.

Looking at working capital efficiency, our new Canada management team lead by Paul Natale made good progress in decreasing inventory, reducing balances by 22% and reducing days inventory on hand from 80 days in the third quarter to 60 days in the fourth quarter. We are also starting to get some traction from the billing and collection process improvements Paul mentioned during last quarter’s call, as shown by a 4% drop in receivables quarter to quarter with days sales outstanding currently at 49 days. Collectively, these activities resulted in favorable cash generation by our Canadian operations in the fourth quarter.

In our Latin American Region, which is now under the new leadership of James McClanahan and consists of Mexico, Brazil, Panama, Venezuela, Chile, and Puerto Rico, hardware revenues increased 2% in the fourth quarter to $1.294 million. Overall revenues declined from $7.4 million to $6.4 million due primarily to some single large transaction losses at government accounts in Mexico. It should be noted, however, that the local team in Mexico has been able to secure a number of top tier new commercial accounts which we feel will position us better for the future as the government account price levels and terms continue to be extremely aggressive. Also, the new management team has made improvement in customer satisfaction by reducing service response times 15%, which previously was also contributing to a loss of customers. Soon our operations in Mexico City will be moving to a new facility in order for us to get even better access to many of our key customers.

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In Mexico and throughout the Latin American Region, we are optimistic about our prospects, as we have bolstered our sales focus by adding resources and sales leadership, enhanced our compensation program, and modified our coverage models. We are expecting that these moves will improve our account retention, penetration, and profitability. Margins in the Latin American Region were adversely impacted in the fourth quarter as we continue to take proactive measures to better manage our analog inventory.

In Australia, overall revenues for the fourth quarter declined 5% from $10.3 million to $9.8 million, reflecting the seasonality of the Australian summer. Hardware revenue was down 8% quarter to quarter, service was down 5%, and supply was flat. The gross margins in Australia remained at 36% with hardware margin increasing from 40.4% to 41.8%. Service margins were down from 32.6% to 31.6% following the decline in revenue, while supply margins were roughly flat at 30.5%. Although there are some strategic challenges, Australia continues to contribute positively to the operating results of the Company, and so we continue to hire additional sales reps in order to fuel this growth.

To wrap up, I’d like to mention that one of the key challenges in my international portfolio is getting some kind of scale across a very diverse set of geographies and customers. At the same time, our key differentiator is service as we’ve learned the hard way when we’ve let it drop. Therefore, I intend to concentrate my initial efforts on continuing to improve all customer basing{phonetic} activities, including both service and sales force productivity, in addition to driving the universally scalable concept of Danka as a desktop. Thank you for listening. I would now like to introduce Peter Williams.

Peter Williams:

Thank you, Mike. As a reminder, Europe accounts for approximately 40% of Danka’s total revenues. Approximately 85% of Europe’s revenues are through direct operations, and 15% through an indirect channel. Danka Europe achieved another solid performance this quarter with revenues of $141 million and an EBITDA of $9.7 million. Highlights included continued dollar increases in hardware, service, and supplies revenues and improvements in direct hardware gross margins. This is particularly pleasing in light of adverse trading conditions in Europe, particularly in Germany, Italy, and Spain, for example. We also continue to be successful in generating cash and have continued to reduce our working capital requirements. Within Q4, we also completed the sale of our mainly indirect Toshiba business in Holland for approximately $5 million as anticipated in our last

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quarter’s call.

With respect to our hardware performance, in dollar terms Q4 completed four quarters of consecutive revenue growth and, indeed, growth in Q4 and FY02. In local currency terms, however, revenues declined. We believe this is associated with difficult trading conditions in the larger European economies and supply chain issues. We have notable successes in France with Peugeot. This customer has become a European enterprise account and in FY03 accounts for over $2 million in hardware and $1.5 million in service revenues. In Belgium, we have successfully secured Bank of Europe’s largest installation of Digimark 9110. In partnership with Siemens, this extensive contract for the Council of Europe will rationalize and streamline their print production ahead of the widely reported EU member state inclusives.

Revenues are impacted by product and accessory availability problems within the quarter. This was related to a combination of long lead times for source product, poor internal forecasting {inaudible} part of our supply chain, new product launch delays, and the stronger Q3 hardware sales which depleted inventory. To prevent this from happening again, we are amending our hardware forecasting procedures, and we’ve developed a local second source of product with significantly shorter lead times. The product availability situation is improving and we expect to return to normal within the quarter.

Direct hardware margins improved by 180 basis points within the quarter compared to Q3. To further our emphasis on improving hardware margins, we are introducing new sales commission plans in Q1 that for the first time are consistent across Europe and thus are tightly aligned with our Company’s strategies, including improving gross margins. As we implement these plans, it will take some time for them to have an impact on our results.

Now I’d like to make a few comments about working capital in Europe. We continued to generate strong cash in the quarter as working capital requirements continued to reduce. Notably, inventory turns improved from 5.3 to 5.8 quarter on quarter. With regard to inventory, there is some opportunity remaining, but it unlikely to be material. Conversely, accounts receivable remains an area of continued opportunity and focus and we are pursuing improvements here.

Service revenues, in dollar terms at least, showed a revenue increase quarter on quarter and year on year. Again, this is supported favorably by exchange rates. Some of the key drivers

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behind service revenues include the percentage of digital machines installed and the image volumes on these machines. In Europe, our machine population is now 50% digital. This compares to 37% one year ago. However, our largest region, the U.K., has only 38% digital population up from 25% a year ago. Clearly, this region represents opportunity for accelerated analog to digital machine migration. Today, 60% of total images in Danka Europe are produced on digital machines. This digital base is, and will continue to be, an area where our growth initiatives of Danka @ the Desktop and Professional Services can be optimally applied. To increase the emphasis on these initiatives, the new sales commission plans compensate favorably for securing contracted service annuity streams in a connected machine environment. The combination of a high connected digital base with improved sales commission plans will benefit our service revenue streams.

As a counter to this, however, we are seeing downward pressure on average price per image ASPs as a result of increased competition and weakening trading conditions in some European economies. This has also negatively impacted copy volumes. Generally speaking, we are planning for service revenues to stabilize in local currencies during the latter part of this fiscal year. However, we are keeping a watchful eye on these ASPs and volume trends.

We continue to enhance our organization. I’m excited to report several key hires within the period. Recently, John Touie{phonetic} has joined us as CFO-Europe. In this role, he is replacing Michel Amblaud{phonetic} who will be retiring from Danka. I would personally like to thank Michel for his contribution. John joins us from Reckets & Bancouser{phonetic} where he was a group controller. John also held positions at Excel TLC as a regional SD and PriceWaterhouseCoopers. John brings a wealth of European financial experience.

Ian Campbell has joined us in a new role as EVP-Operations. Ian’s previous positions were with TNT International Mail as chief operating officer. Ian will be focusing on improving our supply chain, Europe’s IT infrastructure, and our overall administrative process.

Finally, I’m delighted to have Adrian Settinger{phonetic} join us as Director, Solutions Marketing. Adrian previously was product manager at ESI and brings an enormous amount of broad industry experience and knowledge. His joining completes the realignment of Danka Europe’s marketing group. Adrian will be focusing on the developments of our Danka @ the Desktop solution packages with selected vertical markets and rationalize and extend on our

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current solutions.

With respect to our growth initiatives, Europe trails the U.S. in its implementation schedule; however, we now have a cogent{phonetic} plan which closely mirrors Todd Mavis’s U.s. strategy. In this way, we are able to introduce tried and tested programs maximizing resources such as training and marketing. This is a more cost effective and expedient implementation for Europe. We are focusing on opportunities within our customer base as well as in new areas. We’re developing our Danka @ the Desktop strategy and have introduced Professional Services in the major countries. This is a key initiative to address our concerns about volume and economic trading issues, as well as creating global opportunities for growth. We have seen multiple successes with this strategy at the European Commission, a ESI in the U.K., and at the Federal Electronic Industry Association in Germany. Multi-vendor services {unintelligible} has also been launched across Europe providing our customers a one-stop shop for technical service, and we’ve already had successes with Pitney Bowes managed services and the large U.K.-based law firm Evershed.

A new area for hardware and service growth is our office printer strategy, which we are piloting in Holland and in the U.K. in the coming quarter. We are also expanding our U.K.-based InfoTech{phonetic} supplies business to both our direct and indirect operations across Europe.

In closing, I would like to re-emphasize that Europe has had another solid quarter helped by favorable exchange rates, recording improvements in hardware revenues, margins, service revenues, and the completion of the Toshiba Holland transaction. We also note that trading remains difficult in many European economies, impacting both capital equipment sales and imaging machine activity levels. I would now like to hand it over back to Mark for closing comments and Q&A.

Mark Wolfinger:	Thank you very much, Peter. Operator, at this time, I think we’d like to go ahead and take questions from the participants.

Renita:

At this time, I would like to remind everyone in order to ask a question, please press *1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Bob Evans of Craig {unintelligible} Capital.

Bob Evans:	Good morning, everyone. Wow, that was a lot of information. First, can you touch on—the one thing you didn’t touch on—is

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debt refinance. Can you tell us where you’re at in terms of that process? Do you remain active in the process? What is your strategy in terms of what you’re seeing? I know the high yield market is very favorable right now, and one of your competitors, Global Imaging, did a recent deal with pretty favorable terms where their cost of capital is probably down to 5-6%; and obviously it’s a little different situation, but still you have better leverage ratios than they do actually. So could you comment on that?

Lang Lowery:	Yes. Hi, Bob. This is Lang. How are you doing?

Bob Evans:	Good, thank you.

Lang Lowery:

As I said last quarter, refinancing Danka is our #1 priority this calendar year. We have been actively pursuing opportunities for various types of refinancing options. We have been advised that the markets are very accessible at the present time, as you suggested, and we have been active in pursuing these opportunities. We have been seeking the best available solution in the nearest term, but I just can’t go any further than that at the present time.

Bob Evans:

I realize you can’t give specific timing, but is it—in terms of your discussions with your bankers—is it just a function of trying to find the right alternative in getting it done, or are there some issues you need to overcome? I mean, can you elaborate a little bit because I guess we’re trying to assess if you’re working on it and this is going to get done relatively near term, or is there some reason this is getting pushed off?

Lang Lowery:

Well, in the fourth quarter we said that we were active and we’re certainly active now. The difference between the activity levels would be that in the fourth quarter we would be looking for narrowing down those options and, at the present time we would be progressing on a very narrow list of options. I would say that, first and foremost, moving forward with financing this fiscal year, it’s always {unintelligible} go ahead and get your audit complete and your final numbers posted; and that is what is clearly not necessarily an obstacle, but it was a desired item that we wanted to get behind us. And of course, as you know, that’s what we’re doing today.

Bob Evans:	Oh.

Lang Lowery:	So I would say that we have narrowed down the options and we are focused on those opportunities. I think what we are doing

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today is the only thing that would have been something that we would have done towards the goal to get this refinanced this year. Obviously, we believe there is an opportunity for the Company, and we want to get the best possible solution in the nearest possible term.

Bob Evans:

Okay. Fair enough. Can you also comment on the SG&A, why it was up? You went through a lot of detail on a number of things, and I just want to make sure I understand sequentially why it was up as much as it was this quarter and maybe what’s kind of recurring, non-recurring.

Lang Lowery:	With respect to SG&A third to fourth quarter—

Bob Evans:	Yes, because you were probably up around $8 million quarter over quarter.

Lang Lowery:

Right. First off, in the U.S., they started a new employee benefit year and costs are usually significantly higher in the first part of the year than the latter part of the year as those benefits accruals get trued up. And so you have a lower cost at the end of the year, and you have a higher cost at the beginning of the year. Also, as you know, new health costs and this, that, and the other pour into that whole new benefits model. But they’re higher at the beginning of the year and lower at the end of the year, so that’s contributed to a—the new benefit year has contributed to a—lot of the swing. In terms of Vision 21, we said that, I think several times, a substantial increase in costs over the third quarter to the fourth quarter. Commissions were up because sales were up. Benefits in the third quarter also lowered some of the cost there, so it gave a little bit of a spread. There are many reasons; I’ve just named a few. I think those are the major ones.

Bob Evans:

Okay. And could you try to clarify if Vision 21 were done now, year over year what expenses or how much would we save both in kind of direct expense as well as the ancillary expenses that were outlined by Gene Hatcher? I’m just trying to get a sense of if this was done, what would we save? Never mind the cost savings that you think you can incur from the project itself.

Lang Lowery:

Okay. Well, I’m going to give you a broad answer, then I’m going to let Mark kind of give you a more specific answer. What Gene said in his presentation was that there are two types of costs. There are the IT and re-engineering costs, and then there’s also this ancillary bucket of costs. Both buckets have capital spending as well as expense-related activity. Since the beginning of the project—so, from the project to date—we have spent approximately $35

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million, of which $30.4 million was capital and $5 million was operating expense. So that’s the project to date through the fourth quarter. In the fourth quarter just ended, we spent about $6 million, of which $600,000 roughly was expensed and $5.2 million was capital. However, in addition to all of that, you also have these ancillary costs which are, as he indicated, sales automation, business operating requirements, communication, project coordination, consultants, etc.; and those costs, since the beginning of the project, represented about $8 million, and about $7.2 million of that was in the FY03 spending overall. And, of course, there was about $1.5 million spend in the fourth quarter. So with respect to your question, all of the ancillary spending, both capital and expense, goes away—and I think Gene said clearly—that, with the full deployment, we will stop all this ancillary spending. All of that goes away. And, on top of that, all of the Vision 21 spending goes away as well, unless we decide to do something else in the future in terms of rolling out to Europe or we take it to a phase 2 type of activity. Those numbers for fiscal year 2003 were $16.5 million, including about $12 million of capital spending.

Bob Evans:	Okay. And what do you expect your CapEx to be for fiscal 2004?

Lang Lowery:	Our CapEx to be for fiscal 2004, we’re not giving guidance on that at this time.

Bob Evans:	Can you give us anything directionally? Given that Oracle and Vision 21 isn’t going to persist throughout the year, we should expect it to be down, I would assume?

Lang Lowery:

Well, I can tell you that there are two categories of capital spending. One is rentals, and the other category is property planned equipment. And, of course, the third category I guess is Vision 21 Oracle. Vision 21 Oracle has been a preponderance of the spending, so I think you can probably do the math to determine that it is our plan to shut down this Vision 21 spending at the completion of the phase 1 project and cease the ancillary costs, some of which those are capital as well. So that should give you an idea on the Vision 21 part, which is the lion’s share of most of the “CapEx” spending. With respect to the property planned equipment, I can tell you that we have a couple of major projects going on. One is the consolidation into the new building, and we have already disclosed that transaction in a previous press release so you can look back at that and look at the nature of that deal. But anyway that is a sale-leaseback transaction where we are basically—we sold the building to others, and we are now going to occupy it under a normal lease. There are build-outs that are provided for us by that lessor, and basically we have to put in some

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additional capital there as well. So obviously there will be some unique spending there this year, and we plan to occupy that building by July. We have been building on that building for the last couple of quarters and, again, that building is probably 80% complete today so that’ll give you a little idea there. There’s a few other buildings that are going on in terms of consolidation. I believe Mike mentioned one in Mexico. There’s a few others. But otherwise the PP&E is relatively the same. With respect to rentals, we have de-emphasized the rental business unless there’s a high return on invested capital. The rental spending that goes on is predominantly in Latin America, and there’s some that’s gone on in the U.S. of course and little bits in Europe. But I would say that that is a de-emphasizing of role, particularly in the U.S. In Latin America, it’s not de-emphasized nearly as much and it’s focused on a high return of invested capital as it is in Europe. So that should give you kind of a topography of the CapEx spending.

Bob Evans:

Thank you. And could you also comment on your analog to digital mix? Pleasant surprise that it moved to 44%. I think it was 37.5% last quarter, if I’m not mistaken, for the Company, which is an acceleration sequentially. Can you explain why, and will this acceleration continue?

Lang Lowery:

Good question. It was expected that that would take place. It was not a surprise. We were pleased obviously that that quarter provided such a significant leap in analog to digital. As you know, that leap is a real important major factor in terms of our belief that we can stabilize technical services revenues. So, yes, that was a good leap, and I think the reason for that was we had a good hardware quarter—and, of course, we’re speaking of the U.S. again. That was certainly a positive thing. And also I believe that the actual service renewals were higher for that quarter, and basically we track these multiple factors which drive stability in technical services revenues of all those factors were materially on track to where we had hoped they would be. So, long story short, we were not surprised; we were pleased. It was progress we expected to make and it’s in large part due to a focus on the service renewals and the significant hardware sales in the fourth quarter.

Bob Evans:	All right, thank you. I’ll let others ask questions.

Lang Lowery:	Thank you, Bob.

Renita:	Your next question comes from Hector Forsyth of Evolution {inaudible} Gregg.

Hector Forsyth:	Good morning, gentlemen. I appreciate the time and effort you’ve

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put into preparation for this conference call. I’ve got a couple of questions. The first one is, could you just indicate a bit more detail on the target for SG&A as a proportion of sales? You’re suggesting, if I got it right, that it’s 30%. Is that for the whole group and what sort of time frame are you expecting to achieve that on?

Lang Lowery:

Thanks, Hector. I hope you’re doing well. Yes, with respect to our aim at ultimately reducing SG&A to at or below 30%, that is in our current sites, we basically have one major issue there that is clearly an obstacle in terms of the contribution to that overall objective, and that is in the U.S. in Vision 21. First off, as I think Gene said and I said and Todd said, there is the money you spend to go do these projects, which can be rather high; and then of course, on top of that, there is the money that you would save. And because we’ve been so delayed on this project, actually the money that you are spending actually gets into your run rates in terms of SG&A. So the money you’re spending to get there and the money you save, those are both things that we really need to see accomplished as a major step towards that goal. There are other things that need to take place towards that goal, one of which is that Danka did not have a very tight control—and I should say very little control—over its spending. We’ve introduced a control process called Capital and Major Expense Request, where our managers have to go through actually an approval to spend money not only for capital, but also for major spending. They were doing it for capital spending in the past, but the levels of authority were not well established and quite frankly were just too high in terms of the dollar amounts they could spend. So the senior management team, including myself, have much more oversight and trying to wrestle control of this spending, and getting that spending under control is a key, key item. Of course, we spend a significant amount of money in terms of dealing with many of these growth initiatives. In fact, we have many of these organizations worldwide that are spending SG&A dollars in trying to get these growth initiatives and product planning development initiatives off the ground. And, as you heard from Paul, some of these things are just plain, downright losers in their first, and you try to endeavor to get them to breakeven usually in the second year, and in the third year you try to benefit from them. That’s kind of the nature of a startup new initiative in a company of this size and scope. Getting those expenses—the payback—is probably the third big step in that regard. But those are the three things that we have to really take the next steps on to get towards that goal.

Hector Forsyth:	Okay. Just very quickly, do you expect {unintelligible} of the cost reduction that might follow the implementation of the Oracle

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system to be achieved during the course of the current year?

Lang Lowery:	We do expect the Vision 21 project to be fully deployed by the end of summer/early fall.

Hector Forsyth:	Yes.

Lang Lowery:

And after that time frame, we do expect to, number one, enjoy the lack of spending towards getting there and then, shortly after that, later this year we do expect to start seeing the savings associated with the project.

Hector Forsyth:	Okay.

Lang Lowery:	So that’s the kind of two-step process that you should be expecting.

Hector Forsyth:

Okay. That’s fabulous. A couple of broader questions. Can I, just quickly, the group’s attitude and thoughts towards FX{phonetic} movements is clearly a very important factor for the group at the moment, are you taking action to hedge any of the liabilities whether they be transactional or translational? And, can you give me an indication perhaps of your current expectations?

Lang Lowery:

Sure. I’ll tag-team with Mark on this one. First, we’ve obviously had some benefit and we expect to continue to have benefit based on the world situation. I think most important to actually hedging is getting the refinancing done, and that’s a key segue because of the terms and conditions that we have with our existing senior credit group. But, Mark, if you want to just take on that FX issue?

Mark Wolfinger:	Yes. I think, Hector, I should say good evening your time if you’re in the U.K.

Hector Forsyth:	Yep.

Mark Wolfinger:

I think just to further reiterate what Lang said, as far as the hedging side obviously that’s something that we would like the flexibility to do. Under our current bank agreement, we do not have that flexibility, so hedging something is on our horizon and certainly on our priority list as it relates to our focus on refinancing to Lang’s earlier comments.

Hector Forsyth:	Okay.

Mark Wolfinger:	And as far as go-forward rates, I don’t think any of us have a crystal ball and obviously we’ve received a positive benefit of that over the last 12 months. What the next 12 months will look like,

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I’d say is sort of open to the normal projections.

Hector Forsyth:	Do you have any indication as to where you might be thinking just for internal purposes on those rates?

Mark Wolfinger:

I would say this. We haven’t considered it to be a material change—and I say “material” so take that word into account—versus what the average rates would have been last year. But, again, I don’t want to disclose specifically our go-forward assumptions on rates.

Hector Forsyth:

Okay. Also one final question, it’s quite a reaching question. I haven’t heard comments today about revenue performance within the U.S. and perhaps further a field by segment and also the influence of color over the last quarter.

Lang Lowery:

Okay. With respect to revenue on the retail equipment sector, as you know we’ve stated that includes not only hardware but also professional services and related software. I can say that we’ve been pleased with the sequential progress, in particular that Todd and his group headed by Wayne Frahn and the general line sales force has been making. We believe that the first step in really doing a year on year turnaround with respect to hardware performance and the related items reported in that sector, we do believe that the sequential progress is an important step toward that goal. Go ahead.

Hector Forsyth:

Sorry. I was hoping by copier segment, how that’s performing. I’m particularly interested in current trading and how your customer demand is holding up in the current environment and have you seen any changing in customer demand by segment, whether high end or mid end?

Lang Lowery:	Okay. Well, that would be a very long answer and, quite frankly, I don’t have all the facts in front of me here.

Hector Forsyth:	Okay.

Lang Lowery:

But if you want to call Sanjay Sood, he would be glad to give you by segment what’s going on and give you that information directly. I can say with respect to color, Xerox has gotten very aggressive with their color marketing. As you know, color is not a large portion of our business. That’s good and bad. The good part is that if color gets more competitive, it doesn’t tend to impact our business as much. The bad part is that color is still expected to grow and it’s an opportunity, and I know that Todd and Peter and also, to some degree, Mike in some of the countries have been

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really focused on that as a continuing opportunity; but there’s nothing new going on in color other than the increased competition primarily led by Xerox. I think Sanjay can give you the segment information, and that’ll help you out.

Hector Forsyth:	Okay, wonderful. Thanks very much for your time.

Lang Lowery:	Thank you.

Renita:	Your next question comes from Matthew Campbell of Knox Partners.

Matthew Campbell:

Good morning. I was just curious, it sounds like you feel pretty confident in getting the Oracle implementation done by the end of summer/early fall. Can you just go over with me again what makes you confident this time around? Have you worked out all the bugs and now it’s just implementing it?

Lang Lowery:

Good question. First, as you know, we’re already 12 months delayed and by the time we would get this done—presuming it’s on the revised schedule—that would mean it would be 18 months delayed. So some of our optimism comes on the basis of just it’s not the first, it’s not the second, it’s not even the third delay; it’s the end of several delays. So with each one of those delays comes a much greater comfort in terms of what we’re facing. We’re not facing as many new things either. With the Oracle issues, you might not recall in previous conference calls, but we had a substantial hardware issue. Oracle requires a much beefier hardware. Actually, when we started this project, IBM hadn’t even made a Unix processor that would do what the current Unix processor is doing for us. So we got benefit from additional hardware help, and we believe that both the Oracle issues—which were predominantly the issues we said in our previous analyst calls—have been addressed, and we also believe that the hardware and the other telecom issues were addressed. We believe that they’re seemingly behind us, and the fact that we are 30%, 35% deployed with almost one year of operating experience in many of those groups and in some areas now six months, again we’re just optimistic we can achieve this. But it is a tight schedule because we did change the way we were approaching Vision 21 when we announced it last quarter. Previously, we were trying to deliver increased functionality over an increased set of deployment. The problem that we were having there was that full functionality was not being deployed to new users, and there were too many issues so that we just couldn’t do it that way. So we stopped all deployment and we went back to getting full functionality, and every week there is a whole new set of software that goes out to

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existing users. That’s the 30-35% that we’ve already deployed to. And we are hearing, particularly in the last month or so, some pretty good feedback from those users with respect to that deployment. We are expected to complete deployment of the full functionality by July, and that’s when we plan to move forward with the further deployment by region. So I guess the risk would be that if for some reason we don’t complete the full functionality by the July time frame anticipated, we feel fairly comfortable that we’re making nice progress there so we have nothing to report there in terms of the tightness of that schedule. On the other hand, now after we have full functionality, we have to start rolling it out to these areas; and if we were to roll it out to, say, R4, which is the next release—there is a total of R6 and we’ve already done R1 through R3—R4 would be the next. If for some reason we experienced problems in R4, you would certainly hear about that in the next analyst call; but, once again, we are optimistic. The schedule is a little tight, but we are optimistic.

Matthew Campbell:

Just to follow up on another question if I may, I’m newer to the story; so when you get over the crossover of 50% digital, you made a comment that it’s going to be important to your service. Can you just go into that further into detail, please?

Lang Lowery:

Yes, exactly. There are several factors which are used to determine stability in the technical services revenue base. One factor is the machines in the field and whether they’re analog or they’re digital. We believe that one of the most important factors—and we are different than most of the others in this business, and the reason as I said at the beginning of this call was because late in the game we buy the largest analog business on the planet, and that was the Kodak business—so we have a much larger analog business, so our transition started later. We also were at the time, for the first year, there wasn’t a clear migration path to digital because Kodak no longer manufactured devices and they had to go out and find a way to go out and migrate from there. But anyway, we started out later, and one of the key factors to getting service revenue stabilized is having a higher machines in the field that are digital than analog. That’s one of the big factors. There are some other factors. Copy volumes are expected to go up—when you connect machines like a printer and you put them on a network—so it’s important for copy volumes to go up, as well as it’s important for the average sales price of those copy volumes to hold in some material sense. So those are three factors that are kind of very important factors in terms of the go-forward. There are some other ones as well—maybe ten or 15 of them on this model. I’m just pulling from memory and I’m not real sure. Those are the three factors, and the one that we reported on today was one of the

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most important factors was the machines in the field being at 50%.

Matthew Campbell:	Thank you. One last question if I may. Canada seems to be one of your areas of most disappointment throughout all the regions there. You made a management change there and when was that change?

Lang Lowery:

We made a wholesale group of changes. First off, last year we actually had another individual who was chief operating officer of our International business unit. He left I believe in October of last year. Mike replaced him six months later. So that was one management change. In addition to that, the head of our Latin American Group, James McClenahan, is new in the last six months. We took a guy who had been in Canada in his career, Paul Natale, but who had been in the U.S. business unit running one of the large southeastern regions which had a lot of success; we put him up there. We also replaced the FD in Canada, as well as several other business responsibilities in Canada itself. Plus we also centralized all of the operations from Western Canada to Toronto, and there’s been a wholesale set of activities there. One of the problems we had was the supply chain was being poorly managed, and we also upgraded to put another individual brought in from GE Capital to manage the supply chain. So there have been a lot of changes in the Canadian business, and that is a very important aspect of addressing a lot of the negatives that we’ve been seeing.

Matthew Campbell:	Great. Thank you very much.

Lang Lowery:	Thank you.

Renita:	Your next question is a follow-up question from Mr. Bob Evans.

Lang Lowery:	Hi, Bob.

Bob Evans:

Hello again. Can you comment on how senior management will be measured and compensated in the upcoming year? I know that generally it’s been based on the free cash flow. Will that continue if fiscal 2004?

Lang Lowery:

Yes, good question. Basically, I’m going to give you kind of a little longer answer because I want you to get a shape of things. Originally, Danka management was more or less focused on a subset of external measures and there was a lot of focus on revenues and moving hardware. After I came in, that focus changed. We tied management directly to the external reporting community and also basically compensated them 50% on EBITDA and 50% on cash generation. We actually took that in a

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subsequent year to a little more finite measurement with respect to cash, and that is we tied it directly towards repatriation in terms of international and European businesses and also focused them on a net debt type of basis. So we tightened that definition up of cash. Now going forward in FY04, our focus is similar but slightly different. This year, we will make some process and methodology calculation changes whereas management will be focused more on the year-end results and less on quarter to quarter business plans. So, for instance, as you know, Europe and certain areas internationally have very weak what we would call second quarter or the summer quarter because of European extended holidays. We basically now have focused achievement on year-end results. So that is a change. Another change is the focus on the way that we look at an eye towards growth in the business, and we have taken and segmented the EBITDA portion of that to focus on a greater eye towards a future. So we’re not getting into any more detail than that; I think that kind of gives you a shape of where we’ve been, where we are going today, and should also give you an idea of where we’ll take it going forward into future years as well.

Bob Evans:	Is that additive though to the free cash flow measures and EBITDA measures of the past, so is this in addition to? Will you still have focus there?

Lang Lowery:

No. We have not taken any focus away from cash. We have not taken any focus away from EBITDA. Everything is additive. The bar’s gotten higher in terms of earning money. We also have changed plans beyond our management sales plans. We also have changed plans in our sales level and our sales management level and our district management level as well. So worldwide these plans are being focused towards all these initiatives.

Bob Evans:

Okay, and another question. You’ve articulated in the past one of your macro themes long term is that you will be able to hopefully capture business from the printer market due to cost reductions—the fact that you can do it for the last year, a better solution. Are you seeing that? I guess, in terms of the macro theme, give us a couple of examples or what are you seeing in terms of getting to that point?

Lang Lowery:

Well, Bob, I’m pretty pleased with the U.S. in the fourth quarter in terms of two of the more mature growth initiatives: Professional Services as well as the Danka @ the Desktop. I think our Paul or Todd report of the large month of Danka @ the Desktop successes, with respect to Professional Services, there’s no doubt that we’ve taken a dramatic leap in terms of billable Professional Service unit

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hours as well. So both of those initiatives are going well; and what that means is that the initiative itself is going into our customer and evaluating their printing costs and finding ways to reduce that cost through Professional Services and Danka @ the Desktop is being well received. So I’m pleased with where we are. In fact, if I could just remember here, I think I could give you one fact. I believe that the Professional Services this last year—I’d be hip-shooting it and I don’t want to do that—but we’d be glad to update you in terms of revenues. We’d be glad to update you at another time on what we did in Professional Services revenues this last year, because we’re very pleased with the progress we’ve made in the U.S. and, of course as Peter said, he’s endeavoring to do the same thing. For Mike, it’s a little different because he has different types of countries. But we’re pleased with the value proposition that we’re bringing to the table. We think it’s showing up in terms of results. We are definitely winning key accounts on this strategy. And we’re also facing status quo, where areas for these strategies don’t necessarily work and we’re competing there as well successfully. So even when the strategy is not working, we seem to—our strategy of just being a higher value provider seems to be working there as well.

Bob Evans:

All right. Final question. I assume you’re leaving so much cash on the balance sheet and experiencing the negative arbitrage because you feel you need to in anticipation of a debt refinance. Is that because you’ve got double-digit negative arbitrage right now? {Both chuckling} I assume that’s the reason, or can you elaborate?

Lang Lowery:	Well, I’d like to let our CFO answer that one.

Mark Wolfinger:

Well, Bob. It’s Mark. First, I’d have to agree with you it’s definitely a negative arbitrage. But I think I’ll answer the question a couple of ways. One is back to Lang’s commentary and to your questions about the way that our management incentive plans are built. Obviously, a proportion of that incentive plan is built around free cash flow and built around net debt reduction, so clearly we’ve put into place those kinds of objectives. I think to answer the question as it relates to the refinancing linkage, my response would be yes, that’s certainly part of it. As we focus on refinancing and as we continue to build flexibility on our balance sheet, obviously that’s an aspect as we approach refinancing. And I don’t want to suggest how much of our cash balances are going to go in whatever direction, but clearly we’re very pleased at the level of cash and the level of liquidity that we have today.

Bob Evans:	All right, thank you.

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Renita:	Your next question comes from Phil Clark, private investor.

Phil Clark:

Thank you. I wanted to follow up on the thorough discussion you gave on management incentives. First, I appreciate all the detail you’ve gone through today and I’m very encouraged by the opportunities and the thinking around new services and strategic initiatives. With regard to the one major black eye that you’ve discussed in detail—the Oracle implementation—are there significant performance-based incentives in place for Oracle and, for that matter, for IT senior management to deliver against its latest estimate that make you more confident in at least the year-end completion of this project?

Lang Lowery:

Good question. I would say that initially when we started out the program, there were significant carrots with respect to getting Vision 21 in and on time. As we started getting delayed, quite frankly the hope of that opportunity for management starting at the CIO level and down through his organization and into the other business units did not materialize, and so we actually have backed off on using that as a primary motivator. But there still remain some I would call some light carrots in all this for the kind of people who have the day-to-day hands into getting this done. Now the motivation has moved from carrot to stick. Basically on the stick side, as I said before, we’re spending so much money getting there, much of which is expense. We’re also delayed from getting to savings. Basically the stick of it is that the objective set before management impugns their ability to generate EBITDA, so significantly that puts a risk into the plan. And one other thing I should mention that I didn’t mention when Bob asked the question, these plans have a clamping{phonetic} effect. You must have a very high percentage of performance to get a gate open to be paid at all, and you also have to have even a higher level of performance to get a payout at all. So with these high thresholds of performance to get management payouts, and with these expenses the way that they have been incurred, there’s a huge stick not to—you know, to control expenses and to get this in in the time frame necessary. So when we move from kind of a carrot thinking originally to where we got delayed, and now all of us, including myself, are all painfully aware of what it means to see these expenses in the interim and to be kept away from the savings because those things are expected of us and are definitely charged against any bonuses we may or may not earn.

Phil Clark:	Thank you very much.

Renita:	Your next question comes from Eric Curry{phonetic} of Argon Capital.

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Eric Curry:

Hi, guys. Congratulations on your continuing improvement. I’ve just got a quick question for you about the effect of continuing moves in exchange rates on your bottom line. You had about $24 million of benefits from the dollar/euro fluctuation. I wonder what happens going forward. Do we stabilize at this level? What happens if the dollar climbs back?

Lang Lowery:	I’ll let Mark take that one, Eric.

Mark Wolfinger:

Okay. It’s somewhat similar to the question we were asked earlier, but let me just articulate that a little further. I think the primary driver there clearly is the impact of a certain degree of the euro against the dollar and obviously the U.K. pound. But that’s really what has been the driver there to that benefit. I think those rates—I don’t have the numbers exactly in front of me—but those rates have probably changed by at least 15% over the last 12-15 months time frame. As I mentioned earlier, I don’t want to disclose exactly what our rate assumptions are on a go-forward basis as we build our plans. What I would say is that we have assumed a material difference between sort of the back half of the year as far as those rates, but I don’t want to disclose exactly what our assumptions have been. I think the last, the other piece of the question that I believe Hector Forsyth had asked earlier, was around hedging. And, as I mentioned previously, at this point in time we are not able to hedge under our current bank agreement, and clearly that’s a consideration we have as we talked about refinancing and flexibility in refinancing as we look at alternatives there; I think Lang mentioned that as well.

Eric Curry:	Okay, thank you.

Lang Lowery:	Thank you.

Renita:	There are no further questions at this time.

Lang Lowery:

Okay, operator. We thank you very much. I want to say to everyone we tried to work hard to get much detail into this conference call. I’ve also endeavored to keep the mike open as long as possible, but with no other questions I just want to thank the senior management team for all their hard work and extra efforts in this last quarter and also in preparing for this call. We’ll look forward to talking to you in the future. Good-bye.

Renita:	This concludes today’s conference call. You may now disconnect.